Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Alliance Resource Partners, L.P.

Names Steven Schnitzer Senior Vice President, General Counsel and Secretary

TULSA, OKLAHOMA, February 27, 2024 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that Steven Schnitzer will join ARLP as Senior Vice President, General Counsel and Secretary of Alliance Resource Management GP, LLC, the general partner of ARLP, on March 1, 2024 to lead ARLP's legal activities.

"Mr. Schnitzer is well-known to ARLP and several members of our management team," said Joseph W. Craft III, Chairman, President and Chief Executive Officer.  "Steven was involved in 1996 in the leveraged buy-out of MAPCO Coal, Inc. (now ARLP) and thereafter regularly represented ARLP and our affiliates in a wide array of M&A, corporate finance, joint venture and other matters until 2014 when he left private practice to become general counsel of what was then an NYSE-listed limited partnership in the midstream business. He is a seasoned general counsel. I am excited about Steven joining our senior management team and believe his transactional expertise on behalf of companies in the natural resources space as well as in the energy transition space will be valuable to ARLP as we continue to pursue our strategic growth plans."

Mr. Schnitzer previously served as Senior Vice President, General Counsel and Secretary of the general partner of both Arc Logistics Partners, LP (NYSE: ARCX), formerly a publicly-traded limited partnership engaged in the midstream business, from February 2014 through the completion of its sale in December 2017, and Lightfoot Capital Partners, LP, the private equity sponsor of Arc Logistics Partners, from February 2014 through the completion of the sale of all its portfolio company investments in December 2018.  From January 2019 through August 2023, Schnitzer served as Private Energy - General Counsel and Managing Director (or initially Director) of Tortoise Capital Advisors, L.L.C., which (together with its affiliates) is an energy and power infrastructure and energy transition asset management and advisory firm, and from September 2020 to August 2023 also served in a similar capacity on behalf of Tortoise Capital's affiliate, Ecofin Investments, LLC. While at Tortoise Capital, Mr. Schnitzer also served as Vice President, General Counsel and Secretary of Tortoise Acquisition Corp. (NYSE: SHLL), Tortoise Acquisition Corp. II (NYSE: SNPR) and TortoiseEcofin Acquisition Corp. III (NYSE:  TRTL), which were special purpose acquisition corporations sponsored by affiliates of Tortoise Capital that evaluated or completed business combinations in the energy transition space. From June to August 2022, Mr. Schnitzer also served as the Interim General Counsel (or at times Special Counsel) of Volta Inc. (NYSE:  VLTA), a developer and operator of EV charging station infrastructure that completed its business combination with Tortoise Acquisition Corp. II in August 2021. Most recently, Mr. Schnitzer served as Chief Legal Officer and Secretary of Onyx Renewable Partners L.P., a commercial and industrial solar generation and battery storage developer, from September to December 2023.  Schnitzer began

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his career at Debevoise & Plimpton, LLP in New York City, where he was an Associate in the Corporate Finance Department from 1988 to 1994. He was an Associate from 1994 and a Partner from 1997 to 2000 in the Corporate Group of Washington, DC-based Crowell & Moring LLP.  From 2001 to January 2014, Mr. Schnitzer was the Chair of the Corporate Group of the Washington, DC office of Katten Muchin Rosenman LLP.

Mr. Schnitzer will succeed R. Eberley Davis, who will relinquish his legal responsibilities for the Partnership after seventeen years of exemplary service.  Mr. Davis will remain with ARLP in a part-time capacity to continue to provide executive oversight to our self-administered, self-insured, and self-managed Health Care Plan and other strategic matters.

"Since 2007, Eb has managed our legal affairs and played an integral role in the success of ARLP as a trusted advisor to me, management and our Board," said Mr. Craft.  "On behalf of our Board and the entire ARLP family of employees, I want to extend our gratitude to Eb for his leadership for legal affairs and we are grateful he will continue, in a reduced role, to add value to me and our Partnership."

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is evolving and positioning itself as a reliable energy partner for the future by pursuing opportunities that support the advancement of energy and related infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

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